Exhibit 99.1

Dear U. S. Physical Therapy Shareholder:
These past two years have been nothing if not exciting and full of unique and ever-changing challenges. In spite of all that we have faced again in 2021, our team came through producing a record year for us in terms of earnings as well as volumes. Highlights include:
•	Operating income increased $18.2MM or 34.8%
•	Operating income margin improved 190 basis points to 14.3%
•	Overall revenue increased 17.0% to $495.0MM
•	Physical Therapy revenue grew by 17.4% despite a Medicare rate reduction of 3.5%
•	Our visits were the strongest ever in our 35-year history despite several waves of COVID and staff-related-tightness due to the labor market.
•	Visits for mature clinics grew 17.8% for the year
•	Gross profit increased by 24.1% to $117.2MM
In our industrial injury prevention business, we continued to feel the impact from COVID which disrupted the trade shows where we normally create new opportunities. In spite of a tight labor market, we grew revenues 12% for the year and in the fourth quarter revenues were up 38.5% following another large acquisition completed at the end of November.
Overall, while our operating costs were impacted in 2021 by inflation and some labor escalation later in the year, we seemed to hold up much better than some in our industry. Salaries and related costs per visit finished the year at $57.81, a 329 basis point improvement compared to where we were in 2019 (pre pandemic).
Our Company’s cash flow characteristics have always been very strong and 2021 was no exception. Consider the following: In 2021 we funded acquisitions totaling approximately $87 million; we invested $8.2 million in largely expansion-related fixed assets; we paid back $14.2 million in Medicare Advance payment funds we received at the onset of COVID; we paid back $4.1 million in deferred payroll taxes under the Cares Act; we purchased non-controlling interests from our partners of approximately $31 million; we paid dividends of $18.8 million to our shareholders; and we paid off $4.9 million in notes payable...all of which total more than $168 million. Our net debt position increased by only $83 million year over year. Our continued low leverage and very strong cash generation provide us with tremendous flexibility and agility to pursue the right growth opportunities as we identify them.
As I have stated many times before, I am immensely proud of the fine work and results produced by our partner-led teams this year. They, along with our home office support teams, have not only functioned well in these exceedingly difficult and rapidly changing times, but they have worked tirelessly and effectively under challenging conditions to deliver a record year for our shareholders. More importantly, and underpinning everything that we do, the impact that our services have on the lives of others is the foundation for our Company. Our care helps to restore function, reduce pain, and return dreams to sons, daughters, moms, and dads so they can enjoy their lives, whether through work or play or family. This comes at a time when our country, and frankly our world, needs some light, restoration, and hope. That light brings smiles, hope and restored function while replacing pain, fear and loss. It feels extraordinarily good to be part of this great profession for the past 37 years and to be leading our Company for half of my career now. Physical therapy needs to be elevated due to the low-cost results that we provide which independent studies show enhance function and actually reduce the cost of healthcare in the year following a complete course of physical therapy care (per Bain & Company, WebPT “Industry Trends in M&A and Total Addressable Market Study”).

We continue to participate in and help lead the Alliance for Physical Therapy Quality and Innovation (APTQI), an organization representing Physical Therapy companies aggregating over 4,000 locations and approaching 20,000 employees. We have expanded the APTQI membership this past year adding many new member companies that believe in our cause -- which is to expand the reach of physical therapy to all who need it while elevating our reimbursement to a level which is sustainable and reflective of the very positive impact that we make on the health of those we touch with our up-close and personal care. Further, we are working with CMS as well as leaders in Congress to address some of the unnecessary administrative burden inherent in the billing and claims process, which slows us down and prevents us from more fully being able to care for all of the patients who need our restorative services. For a more complete overview of the work we are doing with APTQI on behalf of our profession, please visit the APTQI website at www.APTQI.com. Within the website, you can review our work to date, and also easily send a message to your representatives in Congress using our streamlined messaging service.
In closing, I want to again say how very blessed that I feel working day in and day out with so many fine, terrific, and capable people; people who care deeply about helping to positively impact the lives of others. Over these past 19 years, as we have worked to grow and strengthen our team, I feel more confident today than ever that we are well positioned to deliver not only life-impacting care but to continue our journey of forward growth for all of our stakeholders for many years to come. And if I am to look to the future just like our founder Livingston Kosberg did many years ago when he created a company built around our “partnership model”, I am sure that (our model) will weather whatever storms are to come while continuing to grow and prosper.
Thank you for your continued trust! God bless!
Sincerely,

Chris Reading President & CEO 1300 W. Sam Houston Parkway, Suite 300 Houston, TX 77042 creading@usph.com